As filed with the Securities and Exchange Commission on March 9, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL SECURITIES EXCHANGE, INC.

(Exact name of issuer as specified in its charter)

Delaware	01-0681728
(State of Incorporation)	(I.R.S. Employer Identification No.)

60 Broad Street

New York, New York 10004

(212) 943-2400

(Address and telephone number of principal executive offices)

International Securities Exchange, Inc. Stock Option Plan

International Securities Exchange, Inc. Stock Purchase Plan

International Securities Exchange, Inc. Omnibus Stock Plan

(Full Title of the Plans)

Michael J. Simon, Esq.

Chief Regulatory Officer, General Counsel and Secretary

International Securities Exchange, Inc.

60 Broad Street

New York, New York 10004

(212) 943-2400

(Name, address and telephone number of agent for service)

Please address a copy of all communications to:

Robert W. Mullen, Jr., Esq.

James H. Ball, Jr., Esq.

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

(212) 530-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock (par value $0.01 per share)	3,861,000 shares (2)	$2.23(3)	$8,610,030	$1,013.41
Class A Common Stock (par value $0.01 per share)	1,350,000 shares (4)	$19.00(5)	$25,650,000	$3,019.01
Class A Common Stock (par value $0.01 per share)	4,140,000 shares (6)	$19.00(7)	$78,660,000	$9,258.28

Totals	9,351,000 shares		$112,920,030	$13,290.70

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2) Represents Class A common stock issuable upon exercise of outstanding options under the 2002 Stock Option Plan.

(3) This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is determined based on a Proposed Maximum Offering Price of $2.23, which is the weighted average of (1) the weighted average exercise price of $1.49 of options to purchase 3,697,650 shares of Class A common stock that are outstanding under the 2002 Stock Option Plan as of the date hereof and (2) an estimated weighted average exercise price of $19.00 for options for the remaining 163,350 shares of Class A common stock available for future grants under the 2002 Stock Option Plan. The estimated weighted average exercise price for shares available for future grants is based on the offering price to the public for shares of the Class A common stock as set forth in the Company’s prospectus dated as of March 8, 2005 filed with the Securities and Exchange Commission pursuant to 424(b) of the Securities Act.

(4) Represents Class A common stock reserved for future issuance under the Stock Purchase Plan.

(5) This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the offering price to the public of $19.00 as set forth the Company’s prospectus dated as of March 8, 2005 filed with the Securities and Exchange Commission pursuant to 424(b) of the Securities Act.

(6) Represents Class A common stock available for future grants under the Omnibus Stock Plan.

(7) This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the offering price to the public of $19.00 as set forth in the Company’s prospectus dated as of March 8, 2005 filed with the Securities and Exchange Commission pursuant to 424(b) of the Securities Act.

PART I

ITEM 1. PLAN INFORMATION

Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b). Such documents are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Registrant will, upon written or oral request, provide without charge to any persons to whom the prospectuses relating to this Registration Statement are delivered, a copy of any and all of the information which has been incorporated by reference in such prospectuses and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Secretary, International Securities Exchange, Inc., 60 Broad Street, New York, New York 10004 (telephone: (212) 943-2400).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated by reference herein and shall be deemed to be a part hereof:

1. The Registrant’s Prospectus dated as of March 8, 2005 filed pursuant to Rule 424(b) of the Securities Act, which relates to the Company’s Registration Statement on Form S-1 (Registration No. 333-117145) (as amended and including exhibits, the “S-1 Registration Statement”) and which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

2. All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since March 8, 2005.

3. The description of the Registrant’s Class A common stock included under the caption “Description of Capital Stock” in the Prospectus forming a part of the S-1 Registration Statement, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on February 16, 2005, including any amendment or report filed for the purpose of updating such description.

All documents, filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

The Class A common stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act on Form 8-A (File No. 001-32435) filed with the Commission on February 16, 2005. A description of the Class A common stock is included under the caption “Description of Capital Stock” in the Prospectus forming a part of the S-1 Registration Statement.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) permits indemnification of the Registrant’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

Article VI of the Registrant’s amended and restated constitution provides that the Registrant shall indemnify its directors and executive officers to the fullest extent authorized by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision that he or she is not entitled to be indemnified by the Registrant.

As permitted by Section 102(b)(7) of the DGCL, Article 10 of the Registrant’s amended and restated certificate of incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director. This limitation is generally unavailable for acts or omissions by a director that were (1) in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (3) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions that resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. However, such limitation of liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

ITEM 9. UNDERTAKINGS

(1) The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-mentioned provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on March 9, 2005.

INTERNATIONAL SECURITIES EXCHANGE, INC.

By:/s/ David Krell

Name: David Krell

Title: President, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints David Krell, Gary Katz and Michael J. Simon and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated below on March 9, 2005.

SIGNATURE	TITLE

/s/ DAVID KRELL	President, Chief Executive Officer (Principal Executive
David Krell	Officer)

/s/ BRUCE COOPERMAN	Chief Financial Officer (Principal Financial and
Bruce Cooperman	Accounting Officer)

/s/ IVERS W. RILEY	Chairman of the Board of Directors
Ivers W. Riley

/s/ BARBARA DIAMOND	Director
Barbara Diamond

/s/ JAMES V. HARKNESS	Director
James V. Harkness

/s/ FRANK J. JONES, PH.D.	Director
Frank J. Jones, Ph.D.

/s/ MARK P. KRITZMAN	Director
Mark P. Kritzman

/s/ JOHN F. MARSHALL, PH.D.	Director
John F. Marshall, Ph.D.

/s/ SARAH A. MILLER	Director
Sarah A. Miller

/s/ CARLETON DAY PEARL	Director
Carleton Day Pearl

/s/ WILLIAM A. PORTER	Director
William A. Porter

/s/ RICHARD SCHMALENSEE, PH.D.	Director
Richard Schmalensee, Ph.D.

/s/ JASON LEHMAN	Director
Jason Lehman

EXHIBIT INDEX

Exhibit No.	Description

5.2	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the legality of the Registrant’s Class A Common Stock.

10.11*	2002 Stock Option Plan.

10.14*	Stock Purchase Plan.

10.15*	Omnibus Stock Plan.

23.4	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the Opinion filed as Exhibit 5.2 hereto).

23.5	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.2	Power of Attorney (set forth on the signature page hereof).

* Incorporated by reference to exhibits filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1

(No. 333-117145) filed with the Commission on August 26, 2004.